Exhibit 99.2

Quest Diagnostics to Acquire Haystack Oncology, Adding Sensitive Liquid Biopsy Technology for Improving Personalized Cancer Care to Oncology Portfolio

Goal to improve patient outcomes through early, accurate detection of residual or recurring cancer

Haystack’s highly sensitive minimal-residual disease cancer-detection technology to be combined with Quest’s oncology, genomics and pathology expertise and scale, including solid tumor sequencing, convenient specimen collection and EHR connectivity

Secaucus, NJ and Baltimore, MD – April 27, 2023 – Quest Diagnostics (NYSE: DGX), the nation’s leading provider of diagnostic information services, and Haystack Oncology, an early-stage oncology company focused on minimal residual disease (MRD) testing to aid in the early, accurate detection of residual or recurring cancer and better inform therapy decisions, today announced a definitive agreement for Quest to acquire Haystack in an all-cash equity transaction.

MRD testing is a fast-growing category of liquid biopsy tests that identify circulating tumor DNA (ctDNA) in the bloodstream of patients following surgery and treatment for cancer. Founded in 20212021, Haystack has developed a ctDNA-based technology specifically for MRD detection, based on 20 years of research and development by world-renowned luminaries from Johns Hopkins University, including Drs. Bert Vogelstein, Ken Kinzler and Nick Papadopoulos. In a prospective, multi-institution study published in the New England Journal of Medicine in June 2022, an earlier version of the Haystack technology demonstrated the ability to better identify patients with residual disease for adjuvant chemotherapy after surgery for stage II colon cancer, thereby reducing chemotherapy use in the overall patient population without compromising recurrence-free survival.

Following the close of the acquisition, Quest expects to adapt the MRD test developed at Haystack as the basis for new clinical lab services available beginning in 2024. Development efforts will focus initially on MRD tests for colorectal, breast and lung cancers.

“We are excited by the opportunity to work together with Haystack Oncology, a company that we believe has developed a best-in-class ctDNA MRD technology,” said Jim Davis, Chairman, CEO and President, Quest Diagnostics. “Haystack’s liquid biopsy technology, combined with Quest’s strengths in screening, pathology and sequencing, will now position us to lead in the fast-growing MRD category. Working with Haystack, we have an opportunity to broaden access to MRD insights and potentially improve favorable long-term outcomes from cancer.”

“Combining Haystack with Quest is a major step forward in translating two decades of world-class liquid biopsy research and development into clinical laboratory services that are highly reliable and broadly accessible. Like looking for a needle in a haystack, accurately detecting MRD has been very challenging to date,” said Dan Edelstein, CEO and President, Haystack. “With Quest, we expect to increase and accelerate access to important tests that will improve the quality of cancer MRD detection and recurrence monitoring for patients. Working together, we have the potential to greatly transform the patient journey and save lives.”

The acquisition will leverage Quest’s expertise and scale in oncology, genomics and pathology. Quest employs approximately 400 pathologists through its AmeriPath specialty pathology-diagnostics business and provides approximately 7,000 patient access points in the United States for blood and other specimen collection. In addition, Quest’s expertise in next-generation tumor sequencing includes being able to identify patient-specific mutations for Haystack’s tumor-informed MRD approach. Quest also serves a broad swath of providers and connects with nearly 850 electronic health records systems, supporting convenient electronic longitudinal MRD reporting.

Under the terms of the agreement, Quest will pay $300 million in cash at closing, net of cash acquired, and up to an additional $150 million on achieving future performance milestones. The company expects the acquisition to be modestly dilutive to earnings over the next three years and accretive by 2026. The transaction is expected to be completed in the second quarter, subject to customary regulatory review.

J.P. Morgan Securities LLC acted as exclusive financial advisor to Quest, and Weil, Gotshal & Manges LLP acted as Quest’s legal advisor. Goldman Sachs & Co. LLC acted as exclusive financial advisor to Haystack, and Goodwin Proctor LLP acted as Haystack’s legal advisor.

About Cancer Care Using MRD Testing
Cancer is the second most common cause of death in the U.S., and most cancers are due to solid tumors. In 2023, 1,958,310 new cancer cases and 609,820 cancer deaths are projected to occur in the U.S.

Patients diagnosed with cancer are typically treated through a combination of surgery to remove the tumor and adjuvant chemo- or immune-therapy to eliminate microscopic molecules of cancer that may remain in the body. However, neither surgery nor adjuvant therapy necessarily eliminates residual cancer molecules.

Physicians typically monitor patients over several years for signs of cancer recurrence, using tests that include tissue biopsy, imaging (i.e., MRI) and certain laboratory tests. However, biopsies and imaging are invasive, inconvenient or expensive, while current lab tests are potentially non-specific. MRD testing provides a new way--based on a simple blood test--to monitor for residual (remaining) or recurring cancer longitudinally over time.

About Haystack Oncology
Haystack Oncology uses the next generation of ctDNA detection technology to see through the noise and uncover the lowest levels of ctDNA in blood to report residual, recurrent, or resistant disease earlier than other MRD tests. Designed by cancer genomics pioneers and liquid biopsy experts, Haystack’s tumor-informed MRD test is best positioned to deliver the right treatment to the right person at the right time. Haystack is based in Baltimore, MD, and has research facilities in Hamburg, Germany. Learn more at haystackoncology.com.

About Quest Diagnostics
Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our approximately 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com

Contacts:
Quest Diagnostics: Shawn Bevec (Investors): 973-520-2900 or Jen Petrella (Media): 973-520-2800

Haystack Oncology: Lauren Arnold (Media): 617-694-5387 Hayststack@macdougall.bio